Exhibit 99.1

Allis-Chalmers Energy Inc.	Bronco Drilling Company, Inc.
PRESS RELEASE
Allis-Chalmers Energy and Bronco Drilling Company Amend Terms of Merger Agreement
Houston, Texas and Edmond, Oklahoma, June 2, 2008 — /PRNewswire-FirstCall/ — Allis-Chalmers Energy Inc. (NYSE:ALY) and Bronco Drilling Company, Inc. (NASDAQ/GM:BRNC) announced today that they have amended the terms of their previously announced definitive merger agreement providing for the acquisition of Bronco Drilling Company, Inc. by Allis-Chalmers Energy Inc. The amended agreement provides that at the effective time of the merger, stockholders of Bronco Drilling will receive aggregate merger consideration comprised of (a) $200 million in cash and (b) 16,846,500 shares of Allis-Chalmers common stock. The combined consideration has a value of $18.25 per share of Bronco Drilling common stock based on the closing price of Allis-Chalmers’ common stock on May 30, 2008. The number of shares of Allis-Chalmers stock payable as merger consideration is fixed and is not subject to adjustment based on trading value or otherwise. The merger agreement has also been amended such that Allis-Chalmers and Bronco Drilling anticipate that receipt of the stock portion of the merger consideration will be tax-free to Bronco Drilling’s stockholders.
Upon completion of the transaction, it is anticipated that Allis-Chalmers’ and Bronco Drilling’s stockholders will own approximately 68% and 32%, respectively, of the combined company. The boards of directors of both Allis-Chalmers and Bronco Drilling have approved the amended merger agreement. The transaction remains subject to customary conditions, regulatory approvals and approval by the stockholders of each of Allis-Chalmers and Bronco Drilling.
About Allis-Chalmers Energy Inc.
Allis-Chalmers Energy Inc. is a Houston-based multi-faceted oilfield company. It provides services and equipment to oil and natural gas exploration and production companies, domestically primarily in Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Wyoming, Arkansas, West Virginia, offshore in the Gulf of Mexico, and internationally primarily in Argentina and Mexico. Allis-Chalmers provides rental services, international drilling, directional drilling, tubular services, underbalanced drilling, and production services. Allis-Chalmers’ common stock is traded on the New York Stock Exchange under the symbol “ALY.” For more information about Allis-Chalmers Energy Inc., visit its website at www.alchenergy.com.
About Bronco Drilling Company, Inc.
Bronco Drilling Company, Inc. is a publicly held company headquartered in Edmond, Oklahoma, and is a provider of contract land drilling and workover services to oil and natural gas exploration and production companies. Bronco Drilling’s common stock is quoted on The NASDAQ Global Market under the symbol “BRNC”. For more information about Bronco Drilling Company, Inc., visit its website at www.broncodrill.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 regarding the acquisition of Bronco Drilling by Allis-Chalmers. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this press release.
Although forward-looking statements in this press release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the companies operate, competition, obsolescence of products and services, the ability to obtain financing to support operations, environmental and other casualty risks, and the effect of government regulation. Further information about the risks and uncertainties that may affect Allis-Chalmers and Bronco Drilling are set forth in their most recent respective filings on Form 10-K (including without limitation in the “Risk Factors” sections thereof) and in other filings with the Securities and Exchange Commission (the “SEC”) and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Neither Allis-Chalmers nor Bronco Drilling undertake any obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this press release.
Important Information
In connection with the proposed transaction, Allis-Chalmers and Bronco Drilling have filed a preliminary joint proxy statement/prospectus and both companies have filed and will file other relevant documents concerning the proposed merger transaction, including an amendment to the preliminary joint proxy statement/prospectus reflecting the terms of the amendment to the merger agreement, with the SEC. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING THE MERGER. Investors and security holders may obtain a free copy of the definitive joint proxy statement/prospectus (when available) and the other documents free of charge at the website maintained by the SEC at www.sec.gov.
The documents filed with the SEC by Allis-Chalmers may be obtained free of charge from Allis-Chalmers’ website at www.alchenergy.com or by calling Allis-Chalmers’ Investor Relations department at (713) 369-0550. The documents filed with the SEC by Bronco Drilling may be obtained free of charge from Bronco Drilling’s website at www.broncodrill.com or by calling Bronco Drilling’s Investor Relations department at (405) 242-4444. Investors and security holders are urged to read the joint proxy statement/prospectus, as it may be amended or supplemented from time to time, and the other relevant materials before making any voting or investment decision with respect to the proposed merger.
Allis-Chalmers, Bronco Drilling and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the respective stockholders of Allis-Chalmers and Bronco Drilling in connection with the merger. Information regarding such persons and a description of their interests in the merger are contained in the joint proxy statement/prospectus filed with the SEC, as it may be amended or supplemented from time to time. Information about the directors and executive officers of Allis-Chalmers and their ownership of Allis-Chalmers common stock is set forth in its amended annual report on Form 10-K/A filed with the SEC on April 29, 2008 and in subsequent statements of changes in beneficial ownership on file with the SEC. Information about the directors and executive officers of Bronco Drilling and their ownership of Bronco Drilling common stock is set forth in its amended annual report on Form 10-K/A filed with the SEC on April 29, 2008 and in subsequent statements of changes in beneficial ownership on file with the SEC. Investors may obtain additional information regarding the interests of such participants by reading the joint proxy statement/prospectus for the merger, as it may be amended or supplemented from time to time.
Contact
Allis-Chalmers Energy Inc.
Investor Relations
Jeffrey Freedman, VP IR, 713-369-0550

or
Bronco Drilling Company, Inc.
Investor Relations
Bob Jarvis, 405-242-4444